Exhibit 10.13

Paula Soteropoulos, President and CEO 2855 Gazelle Court. Carlsbad. CA 92010 l’:760-603-2418 x1:617-331-47331 I’:760-602-1853 psoleropoulos(i0kcealx.00

Mr. Jeffrey Goldberg

497 Brook Street

Framingham, MA 01701

Dear Jeff:

It is my pleasure to confirm your offer to join Isis Pharmaceuticals, Inc. on January 5, 2015 as a Vice President to establish a wholly owned Isis subsidiary, in Boston Massachusetts, that will be responsible for developing and commercializing Isis’ lipid franchise (Akcea Therapeutics Inc.), and to act as Chief Operating Officer of Akcea.

You will report to me and initially be at Isis approximately 2 weeks per month for the first 6 months and thereafter as required. The first order of business will be to define a development transition plan, an organization plan and a 2015 budget. It will also be useful for us to find some local space in the Boston area to initially house Akcea.

In this position, you will receive an annual salary of $310,000, and be eligible for an increase to your base salary annually in accordance with Isis’ annual merit process. You are also eligible for an incentive bonus targeted at 40% of your base salary under the Isis MBO program which will continue under Akcea.

As additional incentive, the management of Isis Pharmaceuticals Inc. will grant you stock options as follows:

(1) promptly following Akcea’s formation, you will receive a stock option to purchase the number of shares of Akcea’s common stock equal to 1% of Akcea’s stock on the date of Akcea’s formation. The exercise price will be equal to the fair market value of Akcea’s common stock on the date of grant. The Akcea options will vest over a four-year period with a vesting commencement date equal to your date of hire at Isis and will be issued under, and subject to, the terms of Akcea’s equity incentive plan.

(2) an option to purchase 60,000 shares of Isis common stock. The exercise price for the Isis options will be the fair market value on your first day of employment. The Isis options will be non-qualified options and vest over a four-year period with a vesting commencement date equal to your date of hire at Isis; provided the Isis options will only become exercisable if by June 30, 2017 (i) Akcea has not completed an initial public offering or been acquired, and (ii) you forfeit your equity awards in Akcea. In addition, the Isis options will expire and automatically terminate upon the earlier of, (a) 90 days following your discontinued service with Isis and Akcea, (b) the date Akcea completes its initial public offering, (c) the closing of acquisition of Akcea, and (d) the seventh anniversary of your date of hire. The Isis options will be issued under and subject to the terms of Isis’ 2011 Equity Incentive Plan.

You will have the opportunity to participate in Isis’ employee benefits program while Akcea is 100% owned by Isis. Your vacation will begin accruing at the rate of three (3) weeks per year based on your anniversary date. Please feel free to contact me at (760) 603-3848 if you have any questions.

Please sign below and return the original as soon as possible if you accept this offer and the terms herein. You may retain the enclosed signed copy for your records.

Sincerely,

/s/ Paula Soteropoulos
Paula Soteropoulos
President and CEO

Accepted and agreed:	/s/ Jeffrey M. Goldberg